Exhibit 10.57

JTC(L) 3279/199/DL/mh
20 December 2005

JTC Corporation
TRIO-TECH INTERNATIONAL PTE LTD		The JTC Summit
BLK 1008 TOA PAYOH NORTH		8 Jurong Town Hall Road
#03-09		Singapore 609434
SINGAPORE 318996		contact
		centre hotline	1800 568 7000

(ATTN: JALENE NG)	BY LUM	main line	(65) 6560 0056

		facsimile	(65) 6565 5301

		website	www.jtc.gov.sg
Dear Sirs,
OFFER OF TENANCY OF ROOFTOP SPACE KNOWN AS PRIVATE LOT A0618406 (ANCILLARY) FOR THE INSTALLATION OF 1 COOLING TOWER AT ROOF-TOP OF BLK 1008 TOA PAYOH NORTH SINGAPORE 318996 (AREA : 13.35 SQUARE METRES)
1.	We are pleased to offer a tenancy of the Premises ( as hereinafter defined ) subject to the following covenants, terms and conditions in this letter and in the annexed Memorandum of Tenancy (“ the Offer”):

1.01	Location and Area:

The area of 13.35 square metres only as delineated and edged in the plans attached hereto (the “Premises”) on the roof top of the building known as BLK 1008 #03-07/08 TOA PAYOH NORTH SINGAPORE 318996 (the “Building”).

1.02	Term of Tenancy:

2 year(s) 2 month(s) 15 day(s) (“the Term”) with effect from 16 September 2005 (“the Commencement Date”).

1.03	Building Rent:

$1.87 per square metre per month of the Premises (“Building Rent”) to be paid without demand and in advance without deduction on the 1st day of each month of the year (i.e. 1st of January, February, March, etc.). The first payment shall be made on 16 October 2005. We reserve the right to revise the Building Rent from time to time.

1.04	Reinstatement Deposit:

You shall pay to us a reinstatement deposit of $2,000.00 without demand at the time of acceptance of this offer as security against any breach of the covenants, terms & conditions in the tenancy.

1.05	Tenancy Agreement:

Upon due acceptance of the Offer in accordance with paragraph 2, you shall have entered into a tenancy agreement with us (“the Tenancy”) and will be bound by the covenants, terms and conditions thereof.

In the event of any inconsistency or conflict between any covenant, term or condition of this letter and the Memorandum of Tenancy, the relevant covenant, term or condition in this letter shall prevail.

1.06	Security Deposit/ Banker’s Guarantee:

Ordinarily we would require a tenant to lodge with us a security deposit equivalent to three (3) months’ rent and service charge. However, as an off-budget measure and as payment by GIRO has been made a condition with which you must comply under clause 3 of this letter, you shall, at the time of your acceptance of the Offer, be required to place with us a deposit equivalent to one (1) month’s’ Rent and Service Charge (“Security Deposit”) as security against any breach of the covenants, terms and conditions in the Tenancy, as follows :

(a)	The Security Deposit may be in the form of cash and/ or acceptable Banker’s Guarantee in the form attached (effective from 16 September 2005 to 29 February 2008) and/ or such other form of security as we may in our absolute discretion permit or accept.

(b)	The Security Deposit shall be maintained at the same sum throughout the Term and shall be repayable to you without Guarantee, as the case may be, subject to appropriate deductions or payment to us for damages or other sums due under the Tenancy.

(c)	If the Service Charge is increased or any deductions are made from the Security Deposit, you shall immediately pay the amount of such increase or make good the deductions so that the Security Deposit shall at all times be equal to one (1) month’s Rent (at the rate payable in the third year of the Term) and Service Charge.

(d)	If at any time during the Term, your GIRO payment is discontinued, then you shall place with us, within two (2) weeks of the date of discontinuance of your GIRO payment, the additional sum equivalent to two (2) months’ Rent and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Rent (at the rate payable in the third year of the Term) and Service Charge for the remaining period of the Term.

(e)	If at any time during the Term the off-budget measure is withdrawn you shall, if required in writing by us, also pay to us the additional sum equivalent to two (2) months’ Rent and Service Charge, so that the Security Deposit shall at all times be equal to three (3) months’ Rent (at the rate payable in the third year of the Term) and Service Charge for the remaining period of the Term.
1.07	Mode of Payment:

Except for the payment to be made with your letter of acceptance pursuant to paragraph 2 of this letter, which payment shall be by non-cash mode (eg cashier’s order, cheque etc), during the Term, you shall pay Building Rent and GST at prevailing rate by Interbank GIRO or any other mode to be determined by us.

However, pending finalisation for the GIRO arrangement, you shall pay Building Rent, with GST at prevailing rate thereon as they fall due by cheque.

1.08	Permitted Use:

Subject to clause 1.11, you shall at all times use the whole of the Premises for the purpose of Installation of 1 Cooling Tower and for no other purpose whatsoever.

1.09	Approvals

The Tenancy is subject to approvals being obtained from the relevant governmental and statutory authorities.

1.10	Preparation and Submission of Plans:
(a)	No alteration, addition, improvement, erection, installation or interference to or in the Premises or the fixtures and fittings therein is permitted without our prior written consent and the approval of the relevant governmental and statutory authorities. Your attention is drawn to clauses 2.10 to 2.19 and 2.34 of the Memorandum of Tenancy.

(b)	You shall be required to engage a qualified architect or engineer to prepare and submit plans showing the layout of all installations including any alterations and additions which you may wish to make.

(c)	No work shall commence until the plans have been approved by us and the relevant governmental and statutory authorities.

(d)	You are to engage a registered electrical consultant to submit two sets each of electrical single-line diagrams and electrical layout plans (in an envelope) to and in accordance with the requirements of our Facilities Management Section, Operations Support Department, Customer Services Group for endorsement before an application is made to SP Services Ltd to open an account for electricity connection. Please contact our Facilities Management Section at Blk 25 Kallang Avenue #05-02 Kallang Basin Industrial Estate Singapore 339416 direct for their requirement.

Upon approval you shall engage a PUB-licenced electrical worker/contractor to carry out the installation. Your electrical contractor shall carry out the necessary wiring works for the tapping of electricity from the switchroom to your equipment. You shall apply and liaise with Power Grid (PG) on the installation and connection of PG’s kilowatt-hour meter. All costs shall be borne by you.
1.11	Final inspection:

You shall ensure that final inspection by us of all installations is carried out and our approval of the same is obtained before any operations in the Premises may be commenced.

1.12	Special Conditions:
(a)	Roof Top Premises:

You shall comply and ensure compliance with the following restrictions:
(i)	You shall not puncture the roof slab and your equipment and installations shall not exceed the floor loading of 3 KiloNewtons per square metre.

(ii)	We shall not be liable for any loss or damage that you may suffer from any subsidence or cracking of the roof slabs and aprons of the Building.
(b)	Installation purpose:
(i)	Without prejudice to clause 2.13 of the Memorandum of Tenancy, the base station shall not cause interference or disturbance to other equipment nearby and your antennae shall be installed away from existing TV antenna or communication equipment. Your antenna system shall not cause electro-magnetic interference to other equipment.

(ii)	You shall engage your own licensed electrical worker to maintain your electrical installation.

(iii)	You shall be responsible for the connection or the installation of lightning protection system to your equipment.

(iv)	During the installation of your equipment (“the installation works”), you shall not cause excessive noise that would annoy or disturb occupants of the Building or surrounding area. We reserve the right to specify when the installation works are to be performed.

(v)	You shall maintain your installations in good condition at all times.
(c)	Reinstatement:
(i)	You shall be responsible for reinstating any damage caused to our property or our tenant’s properties resulting from your installation works and shall indemnify us against all damages, losses or third party claims arising from the installation works and the use of your installations.
(d)	Take over Fixtures and Fittings:

If you are taking over Premises in its existing state and condition, including all the fixtures and fittings installed (“the Said Installations”) then:-
(i)	You shall accept the Premises including the Said Installations in its condition existing at the Commencement Date or the date on which you have possession of the premises, whichever is the earlier (“the Control Date”).

(ii)	You are to immediately or within such period stipulated in writing by us, at your own cost and expense, ensure:-
I.	that the Said Installations have been approved by us and that plans on the Said installations have been submitted to and approved by us ;

II.	that the Said Installations comply fully with all guidelines and requirement of the Building Control Division and other Authorities prevailing at the Control Date;

III.	that such or all of the Said installations not approved under (I) or (II) are demolished and removed.
(iii)	at the termination of the Term ( by expiry or otherwise), you shall remove the Said Installations, and reinstate the Premises in accordance with clause 2.32 of the Memorandum of Tenancy.
(e)	Security of the Premises:

You shall be responsible for the security and safety of the Premises and the Cooling tower and air-conditioning installation at all times during the Tenancy and shall not hold us responsible or liable in any respect thereto.

(f)	Determination of Tenancy:

The Tenancy of the Premises may be determined at any time in the following manner:-
(i)	We may give a three (3) months’ prior written notice of termination to you;
OR
(ii)	at the determination (by expiry or otherwise) of your tenancy of the factory unit known as BLK 1008 #03-07/08 TOA PAYOH NORTH S(318996) (the “Principal Units”) in respect of which the Cooling tower and air-conditioning installation serve.
In either event, we shall not be held responsible or liable for any cost, damages, loss or expense arising therefrom and you shall be responsible for the Building Rent of the Premises until the determination date of the tenancy.
(iii)	Upon termination of the tenancy by expiry or otherwise, you are required to remove your equipment and other installations and reinstate the roof top area to our satisfaction, at your own cost.
(g)	Third Party Rights:

A person (which term includes a body corporate) who is not a party to this Tenancy shall have no right under the Contracts (Rights of Third Parties) Act (as amended or revised from time to time) to enforce the covenants, terms or conditions of this Tenancy.
1.13	Amendments to the Memorandum of Tenancy:

The following Covenants and Conditions in the Memorandum of Tenancy i.e. clause 2.18, 4.02 (a)(ii) and 4.03 (a)(ii) shall be deleted and replaced as follows:

“2.18	Emergency Lighting:

Subject to clauses 2.12, 2.13 and 2.14, you shall, if required by us, install emergency lighting at such locations in the Premises as may be determined by us. ”

“4.02(a)(ii)	on the Tenant by registered or ordinary post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s

NOTWITHSTANDING THAT it is returned by the post office undelivered;”

“4.03(a)(ii)	the Tenant by registered post to or by leaving or affixing it at the business address, the Premises or the Principal Unit/s NOTWITHSTANDING THAT it is returned by the post office undelivered. ”

1.14	Exemption of Stamp Duty:

As your average rent for a whole year does not exceed $1,000, stamp duty would be exempted. However, please note that the exemption of stamp duty is subject to IRAS’s confirmation. Although stamp duty will not be collected as part of acceptance of this offer, you shall remain liable for payment of all stamp duty arising from this tenancy, should it subsequently be determined to be payable.”

1.15	Option for renewal of tenancy:
(a)	You may within 3 months before the expiry of the Term make a written request to us for a further term of tenancy

(b)	We may grant you a further term of tenancy of Premises upon mutual terms to be agreed between you and us subject to the following :
(i)	there shall be no breach of your obligations at the time you make your request for a further term;

(ii)	our determination of Building Rent having regard to the market rent of the Premises at the time of granting the further term, shall be final;

(iii)	we shall have absolute discretion to determine such covenants, terms and conditions, but excluding a covenant for renewal of tenancy; and

(iv)	there shall not be any breach of your obligations at the expiry of Term.
2.	Mode of Acceptance:

This offer shall lapse if we do not receive the following by 13 January 2006:
i)	Duly signed letter of acceptance of all covenants, terms and conditions in the tenancy. (please see Appendix 1); and

ii)	Payment of the sum set out as shown in Appendix 2.
3.	Please note that payments made prior to your giving us the other items listed above may be cleared by and credited by us upon receipt. However, if the said other items are not forthcoming from you within the time stipulated herein, the Offer shall lapse and there shall be no contract between you and us arising hereunder. Any payments received shall then be refunded to you without interest and you shall have no claim of whatsoever nature against us.

4.	Variation to the Tenancy:

This letter and the Memorandum of Tenancy constitute the full terms and conditions governing the Offer and no terms or representation or otherwise, whether express of implied, shall form part of the Offer other than what is contained herein. Any variation, modification, amendment, deletion, addition or otherwise of the terms of the Offer shall not be enforceable unless agreed by both parties and reduced in writing by us.

Yours faithfully

Daphne Loy (Ms)
Assistant Manager (Lease Management)
Flatted Factory & Business Park Department
Customer Services Group
DID	: 68833688
HP	: 90109912
FAX Email	: 68855936 : loyhyd@jtc.gov.sg
Encl

Appendix 2
The total amount payable is as follows:

	Amount			+ GST
Building Rent at $1.87 per sqm per month on 13.35 sqm for the period 16 September 2005 to 31 January 2006		$112.32		$5.62
Rent Payable (inclusive of GST)			$117.94
Deposit equivalent to three (3) months’ Building Rent (or Banker’s Guarantee provided in accordance with sub-paragraph 1.06 above)	$74.88
Less:	$49.92	$24.96
Deposit equivalent to two (2) months’ Building Rent (Off-budget Measure)
Reinstatement Deposit	$2,000.00	$2.000.00
Total Rent Payable		$2,142.90
Alternatively, please let us a cheque of $117.94 and a Banker’s Guarantee for the sum of $2,024.96.